Exhibit 10.39

THE CIRCUIT COURT OF BERKELEY COUNTY, WEST VIRGINIA

WILLIAM SHINGLETON, et al.	)
on behalf of themselves and all	)
others similarly situated,	)
)
Plaintiff,	)
	)	Civil Action No. 98-C-517
v.	)	(Judge Wilkes)
)
ICT GROUP, INC., a Pennsylvania	)
Corporation, et al.,	)
)
Defendants.	)	PROPOSED SETTLEMENT AGREEMENT
)

This Proposed Settlement Agreement (hereinafter “Agreement”) will be submitted to the Court for its consideration and approval as required by Rule 23(e) of the West Virginia Rules of Civil Procedure. The “Parties” to this Agreement are as follows: William Shingleton, Melissa Blair, Denice Gribble,1 Jenni Gibson, on behalf of themselves and all others similarly situated (collectively hereinafter the “Class”); ICT Group, Inc., a Pennsylvania corporation, AND individually and in their corporate capacity: John Brennan, Anne Beeson, Vincent Paccapaniccia, Vincent Dadamo, Timothy Kowalski, Stephanie Koenig, Jack Magee, John Campbell, Carl Smith, Dean Kilpatrick, Charles Feitner, and Tony Ditlow (collectively hereinafter “Defendants” or, as appropriate, “ICT” or “Individual Defendants”).

I. INTRODUCTION

This action was filed in October 1998, by former ICT employee William Shingleton on behalf of a class of employees at a single ICT facility in Martinsburg, West Virginia. Shingleton’s complaint alleged that ICT deprived him and other Martinsburg employees of the wages to which they were entitled by failing to pay them for all of the hours they worked.

On July 29, 1999, the Court certified part of the case as a class action on behalf of employees at ICT’s Martinsburg facility. On April 30, 2001, Plaintiffs moved to file a “Second” (actually third) Amended Complaint (hereinafter “Complaint”). The Court granted the motion, and Plaintiffs filed their Complaint which, among other things, expanded the Class to include all employees from all of ICT’s West Virginia facilities, and added 12 individual defendants. The effective Class period is from April 1, 1994 through October 10, 2002. The four West Virginia ICT facilities, and their periods of existence within the Class period are set forth below:

1. Kearneysville (formerly Martinsburg). April 1,1994 – October 10, 2002.

2. Parkersburg. April 9, 1996 – October 10, 2002.

3. Westover. June 6, 1998 – October 10, 2002.

4. Falling Waters. June 27, 2000 – October 10, 2002.

The Court-ordered definition of the certified Class is as follows:

All persons who are or have been employed by Defendant, ICT Group, at its West Virginia call centers (listed above) at any time since October 19, 1993 [or the later start date listed above] through October 10, 2002.

Plaintiffs’ complaint, which is on file and speaks for itself, consists of nine separate counts against all Defendants. While the complaint speaks for itself and is in no way changed by this Agreement, it can be summarized as follows: Three of the counts assert that ICT violated the West Virginia Wage Payment and Collection Act (“WPCA”) by, among other things, not paying employees for break time, not paying employees for transition periods, and not paying employees wages allegedly due. (Counts III, IV, and V). Count I is based upon the WPCA, and alleges nonpayment of hiring bonuses. Count II is based upon the WPCA, and deals with the alleged nonpayment of incentive bonuses. Count VI is based upon the WPCA and it deals with

[1]	Ms. Gribble has not been available to class counsel in recent months and her party status is uncertain.

pay for temporary full-time positions. Count VII is based upon the WPCA, and alleges that wages were not timely paid. Count VIII is for common law fraud. The final claim (Count IX) alleges a violation of the WPCA because of failure to properly document the deduction from the employee paychecks of the employee’s portion of the cost of headsets purchased.

The Parties enter into this Agreement in order to bring an end to this long and vigorously contested controversy between them, to secure total and final settlement of all claims against Defendants as specified herein, and to avoid further expense, inconvenience, and the uncertainty, distraction, and hazards of burdensome litigation including the possibility of protracted appeals (as used it this Agreement “appeal” includes all writs to an appellate court).

II. ATTACHMENTS

The following forms are attached to this Agreement and incorporated herein by reference:

Exhibit A -	Order Preliminarily Approving Proposed Settlement and Scheduling Formal Settlement Hearing (“Order of Preliminary Approval”)

Exhibit B -	Notice of Hearing to Class on Proposed Settlement (“Notice of Class Hearing”)

Exhibit C -	Order Granting Final Approval of Settlement (“Order Approving Settlement”)

Exhibit D -	Final Judgment Dismissing Action With Prejudice By Reason Of Settlement (“Judgment”)

III. EFFECTIVE DATE

This Agreement, which is proposed, will become effective when the Court signs the Judgment, but this Agreement will be binding on the Parties as a contract as soon as it has been signed by counsel for all Parties.

IV. VOIDING OF AGREEMENT

AND RIGHT TO WITHDRAW FROM AGREEMENT

If any court (trial or appellate) declines to approve the Agreement and the procedures contemplated herein, or reverses a prior approval of the Agreement and the procedures contemplated herein, then the Agreement is automatically null, void and of no force and effect. If any court (trial or appellate) imposes any material additional or materially different condition or obligation upon a party and the party finds it to be unacceptable, that party will have fourteen (14) days after written notice of that act to withdraw from this Agreement. There shall be a rebuttable presumption that an additional or different condition or obligation upon a party is material if the anticipated cost of such change is greater than 1% of the Settlement Sum. In construing this Section of the Agreement, the parties submit that the controlling principle of law is as follows: “Courts are not permitted to modify settlement terms or in any manner to rewrite the agreement reached by the parties.” Bd. Of Ed. Of Monongalia County v. Starcher, 343 S.E. 2d 673, 677 (W. Va. 1986). No party to this Agreement will ask or encourage the Court to impose any additional or different conditions upon any other party to this Agreement.

V. NONADMISSION AND DENIAL OF

LIABILITY OR WRONGDOING

Nothing in this Agreement or any of the procedures carried out pursuant thereto shall be taken as an admission of liability or wrongdoing on the part of any Individual Defendant or his past or present agents, attorneys, and insurers. Nothing in this Agreement or any of the procedures carried out pursuant thereto shall be taken as an admission of liability or wrongdoing on the part of ICT, any of its past or present affiliates, agents, employees, shareholders, officers, directors, attorneys and insurers. With respect to ICT affiliates, there is no admission on the part of past or present agents, employees, shareholders, officers, directors, attorneys and insurers. Any and all such liability or wrongdoing is, in fact, strongly denied. Plaintiffs, on the other hand, continue to maintain that which was alleged in the Complaint.

It is also agreed that neither the existence of this Agreement, nor its contents, nor communications or negotiations culminating in this Agreement, may be used as evidence of liability or fault on the part of any Defendant or person or entity associated in any way with a Defendant.

It is also agreed that all settlement negotiations, including rejected offers and demands shall remain confidential, except that such information may be used by any Defendant in the course of negotiations with, or litigation against, any insurance carrier or representative thereof.

VI. COOPERATION IN OBTAINING COURT APPROVAL

Counsel for the Parties agree to cooperate and to use their best efforts in obtaining Court approval of this Agreement and the procedures contemplated herein.

VII. MERGER OF ALL CLAIMS INTO THE JUDGMENT

Each and every claim or cause of action asserted in the Complaint, regardless of the legal theory upon which it is based (whether the legal theory has been pled or not), and any and all other claims against Defendants, or any one of them, by members of the Class which could be based on or could arise from any of the matters alleged in Plaintiffs’ Complaint, shall be merged into the Judgment contemplated by this Agreement. The doctrine of res judicata shall apply to each and every person in the Class with respect to such claims or causes of action and such claims or causes of action shall not hereafter be asserted against any Defendant in connection with any legal theory. Furthermore, except as provided in this Agreement or the Judgment, no Defendant shall be held liable for any remedy or relief growing out of such claims or causes of action. In the event a subsequent lawsuit is brought by any Class member which violates the provisions of this paragraph, counsel for Plaintiffs, after receiving notice, will promptly advise the Court or other forum in which such action or proceeding is brought and the claimant or counsel for the claimant that the relief sought in the second lawsuit is barred by the Judgment to be issued in this case.

During the course of this litigation the Court has entered partial summary judgment as to some of the claims of the Class. Pursuant to West Virginia law, those judgments were not final appealable orders. The Parties agree and stipulate, therefore, that such orders should not be afforded any res judicata or collateral estoppel effect in any subsequent litigation. The Parties agree to urge that the following language incorporating the foregoing principles be contained in the Judgment:

This Court has not made, and it does not herein make, any findings of fact or conclusions of law which could be asserted by a third party against any party to this lawsuit or affiliate of a party in a subsequent lawsuit. Specifically, it is the intent of the Court, and the understanding of the Parties to this Judgment, that nothing has been decided in this case which would give rise to a claim of offensive collateral estoppel by a third person in subsequent litigation against any party to this lawsuit or affiliate of a party.

The parties agree that the Court’s failure to include the language indented above in its Judgment would constitute a “material additional or materially different condition or obligation upon a party” within the meaning of Section IV of this Agreement.

VIII. THE SETTLEMENT SUM

The Settlement Sum is Fourteen Million, Seven Hundred Fifty Thousand Dollars and 00/100 ($14,750,000.00). In addition, although not part of the Settlement Sum, ICT agrees to pay the employer’s share of all payroll taxes due from the employer with respect to amounts designated as wages under this Agreement. The Settlement Sum is to be paid by ICT. This is the total amount due from Defendants in connection with this case – no more will be sought or granted for any purpose including, but not limited to, damages of any kind, attorneys’ fees, costs, taxes, interest, and expenses of litigation and administering this Agreement.

IX. BENEFICIARIES OF SETTLEMENT SUM

All persons listed as Releasees herein, and each of them, are intended to receive the full benefits of the release given by the Class in exchange for the Settlement Sum.

X. LUMP SUM SETTLEMENT DEPOSIT

Counsel for ICT and Plaintiffs shall confer and agree upon a federally insured bank in West Virginia (“Escrow Bank”) which will be designated to hold in escrow accounts (“Escrow Accounts”) the Settlement Sum in this case. This Agreement, to be approved by Order of the Court, requires that there be no disbursements from the Escrow Accounts absent prior approval from the Court. Once the deposit is made, it is understood and agreed that ICT will have no further responsibility for the Settlement Sum. That responsibility will rest upon Class counsel, as directed by the Court. The Settlement Sum shall be deposited with the Escrow Bank within ten (10) business days following the Court’s signing of the Order of Preliminary Approval. There shall be no withdrawals of any part of the Settlement Sum from the Escrow Accounts except as approved by Order from the Court. Any interest made on the Escrow Accounts shall be treated as part of the Settlement Sum and it may be used only for such purposes as are approved by the Court.

XI. RECAPTURE OF SETTLEMENT SUM

If the Agreement fails for any reasons, including those set forth in Section IV, above, then all amounts in the Escrow Accounts, including interest, shall be immediately returned to

ICT. The amount of interest returned shall be reduced by the fees and expenses incurred by Class counsel post-mediation to the date of return. In the event of such failure, ICT shall be solely responsible for filing all tax returns related to such interest income and paying all taxes due thereon. ICT agrees to indemnify and hold harmless the Class and Class Counsel from all fees, penalties, and interest should ICT fail in any way to fulfill its obligation to timely file such returns or pay all taxes due thereon.

XII. DISBURSEMENT PROCEDURES

It is the responsibility of counsel for the Class to decide upon appropriate procedures and guidelines for disbursement of the funds from the Escrow Accounts; however, the Parties agree to the following general principles and safeguards as to the timing of payouts from the Escrow Accounts with a view toward ensuring that Defendants receive full credit for the Settlement Sum to be paid.

A.	Scenario #1, No Timely Objections

1. If no timely objections to the Agreement and/or the settlement process are made in writing or at the formal settlement hearing, then Counsel for the Class shall not make any withdrawal from the Escrow Accounts or make any distribution of the Settlement Sum until the 11th business day after the entry of the Judgment provided for in this Agreement.

2. In any event, as stated in Section X, above, under no circumstances will there be any withdrawals from the Escrow Accounts or distribution of the Settlement Sum until prior approval is obtained from the Trial Court.

B.	Scenario #2, Timely Objections

1. If there are timely objections to the Agreement and/or the settlement process and they are made in writing or at the formal settlement hearing, then counsel for the

Class agree that they will not seek to make any withdrawal from the Escrow Accounts or make any distribution of the Settlement Sum until the time for pursuing an appeal to the Supreme Court of Appeals of West Virginia has expired. If such an appeal is filed and served, counsel for the Class agree that they will not seek to make any withdrawal from the Escrow Accounts or make any distribution of the Settlement Sum until the entire appeal process (to any appropriate court) has been completed. If, notwithstanding objections at the trial court level, no such appeal is filed and served in the allowable time, then withdrawals and distributions can proceed after the appeal time has expired, provided that the Trial Court approves the distribution in advance.

2. Counsel for the Class agrees that if a motion(s) pursuant to Rules 59 and/or 60, W.Va. R. Civ. P., is (are) filed within ten (10) business days after entry of the Judgment, they will not make any withdrawal from the Escrow Accounts or make any distribution of the Settlement Sum until the Trial Court disposes of that motion(s), and the time for pursuing an appeal to the Supreme Court of Appeals for West Virginia has expired. If such an appeal is filed and served, counsel for the Class agree that they will not seek to make any withdrawals from the Escrow Accounts or make any distribution of the Settlement Sum until the entire appeal process (to any appropriate court) has been completed.

C.	Exception to Scenario #2

1. Notwithstanding the procedures set forth above in Scenario #2, if there are timely objections and/or timely appeals, and only if: (1) counsel for the Class are able to resolve all of those objections; (2) all objectors sign a release of all claims asserted in their objections; and (3) the Trial Court approves all such release or releases; then, counsel for the Class can proceed with withdrawals from the Escrow Accounts and make distributions of the Settlement Sum, provided the Trial Court approves the distribution in advance.

ICT agrees that it will cooperate with Class counsel in the following particulars: (a) ICT will provide reasonable but limited assistance in the recalculation by computer of the Third Amended Accounting (and underlying data) to arrive at individual disbursement amounts; and (b) to provide necessary tax information, as appropriate; (c) and to provide or assist in the provision from its payroll processor all requested social security numbers and last known address information for Class members. If ICT provides assistance in accordance with part (a) of the previous sentence, it is understood and agreed that ICT will not warrant the result of its work or bear any legal responsibility or liability for the assistance provided. In case ICT should be called upon to pay some portion of the Escrow Account as wages, the following procedures will be followed: The wage amount in the Escrow Account will be returned to ICT in exchange for payroll checks which will equal that amount in gross (appropriate payroll tax deductions will reduce the gross to a net which will be sent to the appropriate Class member). ICT agrees that it will pay (from other ICT funds) the employer’s portion of FICA/Medicare and the employer’s portion of state and federal unemployment tax in connection with such wage payments; however, it will be the sole responsibility of Class counsel to disburse and account for such payroll checks. ICT agrees to return all such checks to Class Counsel or their designated agent by overnight delivery and within ten (10) days of receipt of the gross payroll funds from the Settlement Fund. Nothing herein shall be construed as a lessening of the Settlement Sum to be contributed in accordance with Section VIII, above.

XIII. RELEASE

This Agreement includes a binding release as specified herein. The persons released (“Releasees”) shall be as follows: ICT Group, Inc., its past or present affiliates, agents, employees, shareholders, officers, directors, attorneys, and insurers (past or present agents, employees, shareholders, officers, directors, attorneys and insurers of ICT’s affiliates are released as well); John Brennan; Anne Beeson; Vincent Paccapaniccia; Vincent Dadamo; Timothy Kowalski; Stephanie Koenig; Jack Magee; John Campbell; Carl Smith; Dean Kilpatrick; Charles Feitner; Tony Ditlow; and all past or present agents, attorneys and insurers of the Individual Defendants. Any assignees of or successors to ICT are intended to have the full benefit of this Release. The persons granting the Release (“Releasors”) are all members of the Class who did not properly exercise their right to exclude themselves from the Class. The Release granted is as follows:

This Release granted by Releasors to Releasees, and each of them, includes all claims asserted in the Complaint, as well as any and all other claims (known or unknown) against Releasees, or any of them, by members of the Class which are based upon or might be based upon or arise from any of the matters alleged in the Complaint regardless of the legal theory upon which such claims may be based. This Release does not apply to claims arising after the date of the Order Granting Final Approval of Settlement.

Nothing herein is intended to preclude any Releasee from seeking or obtaining a recovery in any forum from National Union Fire Insurance Company of Pittsburg, PA, as well as Johnson, Kendall & Johnson, Inc., and any and all rights to seek such a recovery are preserved. Section XV of this Agreement is incorporated herein by reference.

XIV. BINDING EFFECT OF AGREEMENT

This Agreement is binding upon and shall inure to the benefit of any Class member who did not properly exclude himself or herself from the Class, as well as the heirs, successors, executors, personal or legal representatives, administrators, or anyone else claiming to have rights derived from or through the Class member.

XV. RESERVATION OF RIGHTS

Nothing contained in this Agreement is meant to be, or shall constitute, any release, discharge or waiver, in whole or in part, of any rights, claims or causes of action of any kind whatsoever, whether in law, or in equity or under any statute (collectively “claims”), that ICT and/or the Individual Defendants, or any of them, now have, or may have in the future, against either National Union Fire Insurance Company of Pittsburg, PA, or Johnson, Kendall & Johnson, Inc. in connection with insurance coverage, or otherwise and all such claims and all evidence relating thereto, including, without limitation, those claims that have been asserted in an action entitled ICT Group, Inc. et al v. Federal Insurance Company, et al, Civil Action No. 03-C-387, Circuit Court of Berkeley Co., West Virginia, Division II, and all evidence relating thereto, are fully preserved and unaffected by this Agreement and the procedures contemplated herein.

XVI. CONSTRUCTION

It is agreed that counsel for all Parties had an equal opportunity to draft, revise, and correct this Agreement and no party will assert against the other that this Agreement should be construed against the other party because of the identity of the drafter.

XVII. ENTIRE AGREEMENT

This Agreement sets forth the entire understanding between the Parties. The Parties affirm that, except for this document, there have been no representations from one party to another upon which the receiving party has relied in entering into this Agreement. This statement is intended to satisfy all disclosure requirements of Rule 23, West Virginia Rules of Civil Procedure.

XVIII. RETURN OF DISCOVERY

Class Counsel agree to return all documents produced by the defendants within thirty (30) days after distribution of the Settlement Sum is made to the class members. ICT shall be responsible for the pick-up, loading, and removal of such documents from the offices of Class Counsel at a mutually agreeable date and time.

XIX. NOTICE

Any and all notices required or permitted by this Agreement shall be in writing and shall be sent to the representatives of the parties (for notice) at their respective addresses given below:

David M. Hammer, Esquire

Robert J. Schiavoni, Esquire

Hammer, Ferretti & Schiavoni

408 West King Street

Martinsburg, WV 25401

Notice Representative for Plaintiffs

Glenn P. Hare, Esquire

Steptoe & Johnson, PLLC

126 East Burke Street

P.O. Box 2629

Martinsburg, WV 25401

Notice Representative for Defendants

XX. CURRENT STATUS OF OBJECTIONS

As of the time of the signing of this Proposed Settlement Agreement, no signatory has actual knowledge that any class member intends to file any objection to the Proposed Settlement Agreement in the settlement process.

AGREED TO ON THE LATEST OF THE DATES SET FORTH BELOW.

Counsel for the Class:

2/23/05
Date
David M. Hammer, Esquire Robert J. Schiavoni, Esquire Hammer, Ferretti & Schiavoni 408 West King Street Martinsburg, WV 25401 (304) 264-8505 (304) 264-8506 – Fax

2/23/05
Date
Barry P. Beck, Esquire James J. Matzureff, Esquire Power, Beck & Matzureff 219 East King Street Martinsburg, WV 25401 (304) 264-8870 (304) 264-8585 – Fax

2/23/05
Date
Harry P. Waddell, Esquire 300 West Martin Street Martinsburg, WV 25401 (304) 263-4988 (304) 262-2498 – Fax

Counsel for Defendant ICT and John Brennan, Vincent Paccapaniccia, Vincent Dadamo, Timothy Kowalski, Jack Magee, John Campbell, Carl Smith, Dean Kilpatrick, Charles Feitner, and Tony Ditlow:

2 - 25 - 05
Date
Glenn P. Hare, Esquire Steptoe & Johnson, PLLC 126 East Burke Street P.O. Box 2629 Martinsburg, WV 25401 304-262-3534 304-363-3541 – Fax

2 - 25 - 05
Date

Donald A. Cockrill, Esquire (pro hac vice)

Robert O. King, Esquire (pro hac vice)

Ogletree, Deakins, Nash, Smoak & Stewart, P.C.

300 North Main Street

Post Office Box 2757

Greenville, South Carolina 29602

(864) 271-1300

(864) 235-8806

Counsel for Anne Beeson and Stephanie Koenig:

2 - 25 - 05
Date
Glenn P. Hare, Esquire Steptoe & Johnson, PLLC 126 East Burke Street P.O. Box 2629 Martinsburg, WV 25401 304-262-3534 304-363-3541 – Fax

2/25/05 Date

William T. Hangley, Esquire (pro hac vice)

Nina L. Russakoff, Esquire (pro hac vice)

Hangley, Aronchick, Segal & Pudlin

One Logan Square, 27th Floor

Philadelphia, PA 19103-6933

(215) 568-6200

(215) 568-0300 – Fax

2/25/05 Date

Jeffrey C. Moore, Esquire Senior Vice President General Counsel & Secretary

STATE OF WEST VIRGINIA,

COUNTY OF BERKELEY, to wit

On this 25th day of February, 2005, I hereby certify that the foregoing signed Proposed Settlement Agreement consisting of 16 pages plus incorporated attachments is a true and correct copy.

Melanie L. Earehart

My Commission Expires: July 2, 2007